Exhibit 99.1

Contact:	Adam Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE ANNOUNCES FIRST-QUARTER
EARNINGS PER DILUTED SHARE OF $0.72

THOMASVILLE, N.C. - (April 28, 2016) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month period ended March 31, 2016, which include the following:

	Three Months Ended
	March 31,		%
(In thousands, except per share amounts)	2016	2015	Chg.
Revenue	$707,733	$696,245	1.6%
Operating income	$99,548	$103,565	(3.9)%
Operating ratio	85.9%	85.1%
Net income	$60,285	$62,524	(3.6)%
Basic and diluted earnings per share	$0.72	$0.73	(1.4)%
Basic and diluted weighted average shares outstanding	83,983	85,971	(2.3)%

David S. Congdon, Vice Chairman and Chief Executive Officer of Old Dominion, commented, “Old Dominion produced solid results for the first quarter despite an operating environment that continues to be challenging. Our first-quarter revenue growth of 1.6% reflects an economy that remained sluggish and the impact of a 23.3% decline in fuel surcharges. In addition, our non-LTL revenue decreased $8.9 million, or 40.2%, primarily due to the strategic elimination of certain services in the second half of 2015. While our revenue growth was not as strong as we would have liked, we continue to be encouraged by our ability to win market share in this environment and will remain focused on the consistent execution of our long-term business strategies. Our primary service metrics remain strong, with 99% on-time delivery and a 0.37% cargo claims ratio, and we have the capacity to accommodate our customers’ current and future needs.

“LTL revenue growth in the first quarter included a 1.2% increase in LTL tons per day and a 0.3% increase in LTL revenue per hundredweight. LTL shipments per day increased 4.5%, but overall tonnage growth was impacted by the decline in weight per shipment. The pricing environment was relatively stable during the quarter, as reflected by the 3.8% increase in LTL revenue per hundredweight, excluding fuel surcharges; however, we have recently noted some increased price competition. While we recognize that a soft economic environment can lead to the loss of pricing discipline in the industry, we have not seen signs of broad-based irrational pricing.

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ODFL Reports First-Quarter Financial Results

April 28, 2016

“The Company’s operating ratio was 85.9% for the first quarter of 2016, an increase of 80 basis points from our record first quarter of last year. This increase was primarily a result of an increase in salaries, wages and benefits due to a 6.7% increase in the average number of full-time employees and increased benefit costs. Depreciation was also higher as a result of our long-term investments in capacity. The combination of the increase in our operating ratio with slower revenue growth for the quarter resulted in the slight decline in earnings per diluted share.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $168.4 million for the first quarter, a decrease of 2.4% from the first quarter of 2015. The Company had $7.1 million in cash and cash equivalents at March 31, 2016, and its debt to total capitalization was 6.9% compared with 8.8% at the end of the first quarter of 2015.

Capital expenditures for the first quarter of 2016 were $120.3 million compared with $72.2 million for the first quarter last year. The Company currently expects capital expenditures for 2016 to total approximately $405 million, which is a $35 million reduction from the estimate the Company provided in February 2016. This revised total includes planned expenditures of $170 million for real estate and service center expansion projects, $200 million for tractors and trailers and $35 million for technology and other assets.

Old Dominion repurchased $44.6 million of its common stock during the first quarter, leaving $35.7 million available for repurchase under its previously authorized $200 million stock repurchase program. The Company plans to seek authorization for a new share repurchase program in the second quarter of 2016.

Summary

Mr. Congdon concluded, “We believe Old Dominion’s exceptional long-term record of success - and our prospects for future long-term profitable growth - are based firmly on our ability to provide our customers with superior on-time, claims-free service at a fair price. We remain committed to this customer-centric focus, regardless of the strength of the economic environment or any headwinds that occasionally impact the LTL industry. Our plan as we progress through 2016 is to continue to provide best-in-class service and to remain disciplined in obtaining an appropriate yield on each of our shipments. Just as importantly, we also plan to continue our investments in capacity, technology and the education and training of our outstanding team of employees who make it possible for us to meet our service commitments. We are confident that executing on these fundamental elements of our business model will position Old Dominion to continue its long-term growth in earnings and shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through May 28, 2016. A telephonic replay will also be available through May 6, 2016 at (719) 457-0820, Confirmation Number 3664816.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping

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ODFL Reports First-Quarter Financial Results

April 28, 2016

requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (9) cost increases associated with employee benefits, including compliance obligations associated with the Patient Protection and Affordable Care Act; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (16) the costs and potential liabilities related to governmental proceedings; (17) the costs and potential liabilities related to our international business operations and relationships; (18) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative, and other regulatory agencies; (19) seasonal trends in the less-than-truckload industry, including harsh weather conditions; (20) our dependence on key employees; (21) the concentration of our stock ownership with the Congdon family; (22) the costs and potential adverse impact associated with future changes in accounting standards or practices; (23) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (24) the impact of potential disruptions to our information technology systems or our service center network; (25) damage to our reputation from the misuse of social media; (26) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (27) dilution to existing shareholders caused by any issuance of additional equity; and (28) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a broad range of value-added services including container drayage, truckload brokerage, supply chain consulting and warehousing.

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ODFL Reports First-Quarter Financial Results

April 28, 2016

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	First Quarter
(In thousands, except per share amounts)	2016		2015
Revenue	$707,733	100.0%	$696,245	100.0%

Operating expenses:
Salaries, wages & benefits	400,869	56.6%	368,442	52.9%
Operating supplies & expenses	75,372	10.6%	88,049	12.6%
General supplies & expenses	21,142	3.0%	21,292	3.1%
Operating taxes & licenses	23,188	3.3%	22,274	3.2%
Insurance & claims	10,244	1.5%	10,042	1.4%
Communications & utilities	7,005	1.0%	6,775	1.0%
Depreciation & amortization	44,772	6.3%	38,788	5.6%
Purchased transportation	18,496	2.6%	30,148	4.3%
Building and office equipment rents	2,273	0.3%	2,278	0.3%
Miscellaneous expenses, net	4,824	0.7%	4,592	0.7%

Total operating expenses	608,185	85.9%	592,680	85.1%

Operating income	99,548	14.1%	103,565	14.9%

Non-operating expense (income):
Interest expense	1,183	0.2%	1,569	0.2%
Interest income	(16)	(0.0)%	(71)	(0.0)%
Other expense, net	516	0.1%	237	0.1%

Income before income taxes	97,865	13.8%	101,830	14.6%

Provision for income taxes	37,580	5.3%	39,306	5.6%

Net income	$60,285	8.5%	$62,524	9.0%

Earnings per share:
Basic and Diluted	$0.72		$0.73

Weighted average outstanding shares:
Basic and Diluted	83,983		85,971

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ODFL Reports First-Quarter Financial Results

April 28, 2016

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2016	2015	% Chg.
Work days	64	63	1.6%
Operating ratio	85.9%	85.1%
LTL intercity miles (1)	140,816	129,467	8.8%
LTL tons (1)	1,924	1,872	2.8%
LTL tonnage per day (1)	30.06	29.71	1.2%
LTL shipments (1)	2,489	2,344	6.2%
LTL revenue per intercity mile	$4.95	$5.23	(5.4)%
LTL revenue per hundredweight	$18.14	$18.08	0.3%
LTL revenue per hundredweight, excluding fuel surcharges	$16.54	$15.94	3.8%
LTL revenue per shipment	$280.33	$288.83	(2.9)%
LTL revenue per shipment, excluding fuel surcharges	$255.72	$254.75	0.4%
LTL weight per shipment (lbs.)	1,546	1,598	(3.3)%
Average length of haul (miles)	935	928	0.8%

(1) -	In thousands
Note:
Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	March 31,	December 31,
(In thousands)	2016	2015
Cash and cash equivalents	$7,133	$11,472
Other current assets	348,491	370,258
Total current assets	355,624	381,730
Net property and equipment	2,098,158	2,023,448
Other assets	61,658	61,326
Total assets	$2,515,440	$2,466,504

Current maturities of long-term debt	$25,596	$26,488
Other current liabilities	297,627	258,914
Total current liabilities	323,223	285,402
Long-term debt	99,726	107,317
Other non-current liabilities	392,215	389,148
Total liabilities	815,164	781,867
Equity	1,700,276	1,684,637
Total liabilities & equity	$2,515,440	$2,466,504
Note: The financial and operating statistics in this press release are unaudited.

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